Exbibit 99.1

On April 29, 2010, Amy DiGeso sold 24,999 shares of Class A Common Stock at an average sale price of $66.0726. The information regarding the shares sold that day at each price per share appears in the two columns below:


1,650   66.00
1,650   66.01
1,600   66.02
  400   66.03
2,898   66.04
1,902   66.05
  800   66.06
7,379   66.07
1,020   66.08
1,200   66.09
  300   66.10
  300   66.13
  100   66.14
  100   66.15
  400   66.16
  700   66.17
  481   66.18
  300   66.19
1,819   66.20